Date: January 26, 2005

Contact: David Nolan

Treasurer and Chief Financial Officer

(315) 336-7300

Rome Bancorp Reports 65.6% Increase in Quarterly Earnings and Declaration of Quarterly Dividend

Rome Bancorp, Inc. (the "Company") (NASDAQ: ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the three month period and the year ended December 31, 2004 (unaudited).

Net income for the three months ended December 31, 2004 was $737,000 or $0.18 per diluted share, an increase of $292,000 from $445,000 or $0.11 per diluted share for the three months ended December 31, 2003. The increase in net income was principally a result of an increase in net interest income and a reduction in the provision for loan losses.

Net interest income was $3.0 million for the three months ended December 31, 2004, an increase of $283,000 or 10.4% from $2.7 million for the three months ended December 31, 2003. This increase is due to improved earnings on investments and a decrease in deposit interest rates, resulting in net interest margin on a tax equivalent basis of 4.90% in the fourth quarter of 2004 versus 4.51% for the three months ended December 31, 2003.

Interest income increased by $157,000 for the three months ended December 31, 2004, from $3.6 million for the three months ended December 31, 2003 primarily due to an increase in dividends received on the Company's investment in a large cap equity mutual fund. Dividends paid on this investment were $121,000 in the fourth quarter of 2004, up from $10,000 in the same quarter of 2003.

Interest expense decreased $126,000 for the three months ended December 31, 2004 due to lower rates paid on deposits and borrowings. The average rates paid on interest bearing deposits and borrowings for the three months ended December 31, 2004 were 1.39% and 3.09%, respectively, compared to 1.59%and 4.03%, respectively, in the fourth quarter of 2003. The average balance of interest bearing deposits increased to $180.9 million in the three months ended December 31, 2004 from $177.3 million in the same period of the prior year.

The provision for loan losses was $65,000 for the three months ended December 31, 2004 compared to $260,000 for the comparable period in 2003. The decrease in provision for loan losses for the three month period reflects an improvement in asset quality for the three months ended December 31, 2004 in comparison to the same period in 2003. Asset quality improved as non-performing loans as a percentage of total loans declined to 0.36% at December 31, 2004 from 0.67% at December 31, 2003. In addition the allowance for loan losses as a percent of non-performing loans increased to 241.3% at December 31, 2004, as compared to 128.6% at December 31, 2003. Despite strong asset quality, management determined that the current year's provision was appropriate due to the continued growth of the loan portfolio and to cover routine charge-offs of non-performing loans.

Non-interest income decreased by $126,000 to $450,000 for the three months ended December 31, 2004 as compared to $576,000 for the three months ended December 31, 2003, primarily due to a decrease in gains on the sale of securities partially offset by an increase in service charges and other income, much of which was the result of a high performance checking program initiated in the fourth quarter of 2003.

Non-interest expense was $2.3 million for the three months ended December 31, 2004 compared to $2.4 million for the three months ended December 31, 2003. The decrease in non-interest expense was primarily the result of lower retirement benefit costs and a reduction of outside consulting and promotional costs that were necessitated by the implementation of the high performance checking program in the fourth quarter of 2003. Income tax expense was $410,000 for the three months ended December 31, 2004, an increase of $164,000 from income tax expense of $246,000 for the three months ended December 31, 2003. The increase is primarily attributable to higher pre-tax earnings.

Net income for the year ended December 31, 2004 was $2.4 million or $0.57 per diluted share, an increase of $863,000 or 56.1% from $1.5 million or $0.36 per diluted share for the year ended December 31, 2003. The increase in net income was principally a result of increases in non-interest income and net interest income, partially offset by increases in non-interest expense and income tax expense.

Net interest income was $11.5 million in 2004, an increase of $260,000 or 2.3% from $11.2 million in 2003. This increase is due to downward pressure on prevailing market interest rates during the first half of 2004, resulting in net interest margin on a tax equivalent basis of 4.73% in 2004 versus 4.70% for the year ended December 31, 2003.

Interest income decreased by $312,000 for the year ended December 31, 2004, from $14.8 million for the year ended December 31, 2003 due to decreased yields on loans and securities and a decrease in the average balance of securities. This decrease was partially offset by an increase in the average loan balances.

Interest expense decreased $572,000 in 2004 primarily due to a decrease in the rate paid on deposit accounts, consistent with current market trends. The average rate paid on interest bearing deposits in 2004 was 1.39% compared to 1.76% in 2003. The average balance of these deposits increased to $179.7 million in 2004 from $173.0 million in the prior year. Interest expense on borrowings decreased from $577,000 in 2003 to $548,000 in 2004 primarily due to a decrease in the average rate paid on this debt from 3.45% in 2003 to 3.32% in 2004.

The Company recorded a provision for loan losses of $390,000 for the year ended December 31, 2004 compared to $510,000 for the comparable period in 2003. The decrease in provision for loan losses for the year to date periods reflects an improvement in asset quality as discussed above.

Non-interest income increased by $1.3 million to $1.8 million in 2004 as compared to $472,000 in 2003, primarily due to an investment impairment charge of $1.0 million taken in the third quarter of 2003. The Company recorded net securities sales gains of $176,000 in 2004 versus a net loss on securities of $693,000 in 2003. The remaining increase in other non-interest income is principally due to an increase in service charges and other income, much of which was the result of a high performance checking program initiated in the fourth quarter of 2003.

Non-interest expense was $9.1 million for the year ended December 31, 2004 compared to $8.8 million for the year ended December 31, 2003. The increase in non-interest expense was primarily the result of increased operating costs for all of 2004 related to the mid-2003 core systems conversion as well as expenses related to our new product offerings.

Total assets at December 31, 2004 were $268.2 million, an increase of $6.3 million or 2.4% from $261.9 million at December 31, 2003. Cash and cash equivalents decreased to $6.9 million at December 31, 2004, from $14.1 million at December 31, 2003 as management has chosen to utilize a portion of those funds to fund loan originations. Securities were $19.1 million at December 31, 2004, a decrease of $10.0 million or 34.4% from $29.1 million at December 31, 2003. This decrease is due to maturities, principal reductions and securities sales. Proceeds from the maturities and sale of investment securities were used to fund loan originations. Total loans increased $23.8 million or 11.4% to $233.3 million at December 31, 2004 from $209.5 million at December 31, 2003. During the year ended December 31, 2004, the Company originated approximately $66.5 million of loans. Most of the growth was in the residential mortgage and construction loan portfolio, which grew by 19.4%, reflecting a strategic management decision to grow Rome Savings' presence in that market.

Total deposits increased by 2.8% from $203.2 million at the 2003 year-end to $208.8 million at December 31, 2004. The overall increase in deposits is primarily attributable to increases in savings, and other interest-bearing accounts partially offset by decreases in time deposits, money market accounts and non interest-bearing deposits.

Charles M. Sprock, President and CEO in commenting on the results stated, "We are pleased with the results of operations for the fourth quarter and year just ended. Our net interest margin, the core of the Company's earnings, remains strong, and our asset quality continues to improve. We believe we have a solid foundation for the challenges and opportunities that lie ahead."

Finally, the Company announced that its Board of Directors has declared a quarterly cash dividend on its common stock of 15 cents ($0.15) per share for stockholders of record at the close of business on February 7, 2005. The dividend is payable on February 22, 2005.

Statements included in this discussion and in future filings by Rome Bancorp, Inc. with the Securities and Exchange Commission, in Rome Bancorp, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Rome Bancorp, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect Rome Bancorp, Inc.'s actual results, and could cause Rome Bancorp, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and Rome Bancorp, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

				As of
				December 31,	December 31,
				2004	2003
Selected Financial Condition Data:
Total assets				268,152	$261,939
Loans, net				231,272	207,656
Securities				19,116	29,118
Cash and cash equivalents				6,929	14,055
Total deposits				208,787	203,190
Borrowings				18,843	18,090
Total shareholders' equity				36,258	36,639
Allowance for loan losses				2,000	1,809
Non-performing loans				829	1,406
Non-performing assets				829	1,608

		For the three months ended		For the twelve months ended
		December 31,		December 31,
		2004	2003	2004	2003

Selected Operating Data:
Interest income		$3,773	$3,616	$14,498	$14,810
Interest expense		755	881	3,042	3,614
Net interest income		3,018	2,735	11,456	11,196
Provision for loan losses		65	260	390	510
Net interest income after provision for loan losses		2,953	2,475	11,066	10,686
Non-interest income:
Service charges and other income		400	321	1,596	1,165
Net gain (loss) on securities		50	255	176	-693
Total non-interest income		450	576	1,772	472
Non-interest expense		2,256	2,360	9,102	8,835
Income before income taxes		1,147	691	3,736	2,323
Income tax expense		410	246	1,336	786
Net income		$737	$445	$2,400	$1,537

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

		For the three months ended		For the twelve months ended
		December 31,		December 31,
		2004	2003	2004	2003

Selected Financial Ratios and Other Data:

Performance Ratios:
Basic earnings per share		$0.18	$0.11	$0.59	$0.37
Diluted earnings per share		$0.18	$0.11	$0.57	$0.36
Return on average assets		1.10%	0.67%	0.91%	0.59%
Return on average equity		8.34%	4.64%	6.67%	4.16%
Net interest rate spread	1	4.58%	4.14%	4.41%	4.27%
Net interest margin	1	4.90%	4.51%	4.73%	4.70%
Non-interest expense to average assets		3.38%	3.57%	3.45%	3.42%
Efficiency ratio	1	65.16%	75.88%	68.72%	70.22%
Average interest-earning assets to average interest-bearing liabilities		126.37%	126.26%	125.61%	128.15%

				As of
				December 31,	December 31,
				2004	2003
Equity Ratios:
Equity to assets				13.52%	13.99%
Book value per share				$8.57	$8.55

Asset Quality Ratios:
Nonperforming loans as percent of loans				0.36%	0.67%
Nonperforming assets as percent of total assets				0.31%	0.61%
Allowance for loan losses as a percent of loans				0.86%	0.86%
Allowance for loan losses as a percent of non- performing loans				241.3%	128.6%

Notes:
1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.